SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Flint Telecom Group, Inc.
(Name of Registrant as specified in its charter)
______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLINT TELECOM GROUP, INC.
7500 College Blvd., Suite 500
Overland Park, KS 66210
(913) 815-1570

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 10, 2010

Notice is hereby given that a special meeting of shareholders (the “Special Meeting”) of Flint Telecom Group, Inc., a Nevada corporation (the “Company,” “we,” “us,” or “our”), will be held at 1:00PM Central Standard Time on August 10, 2010, at the Company’s corporate headquarters located at 7500 College Blvd. Suite 500, Overland Park, KS 66210 for the following purposes:

1.	To approve an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 900,000,000; and

2.
To approve an amendment of our Articles of Incorporation to effect a reverse stock split in a ratio ranging from one-for-ten to one-for-twenty of all our issued and outstanding shares of our common stock.

The Company’s Board of Directors have fixed the close of business on July 9, 2010, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

15 persons holding in the aggregate 56% of our common stock have agreed that they will vote in favor of all proposals, assuring that they will be adopted by the stockholders.

It is important that all shareholders be represented at the Special Meeting.  We urge you to sign and return the enclosed proxy (the “Proxy’) as prompt as possible, whether or not you plan to attend the meeting.  The Proxy should be returned in the enclosed postage prepaid envelope.  If you do attend the Special Meeting, you may then withdraw your Proxy.  The Proxy may be revoked at any time prior to its exercise. If you receive more than one proxy card because your shares are registered in different names or addresses, each such proxy card should be signed and returned to ensure that all of your shares will be voted. If you elect to vote by phone or the internet, the last vote you submit chronologically (by any means) will supersede your prior vote(s).

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Vincent Browne
Vincent Browne
Chairman of the Board

         Overland Park, Kansas
         July 2, 2010

FLINT TELECOM GROUP, INC.
7500 College Blvd., Suite 500
Overland Park, KS 66210
(913) 815-1570

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 10, 2010

GENERAL INFORMATION

General

This proxy statement is furnished by the Company’s Board of Directors (the “Board of Directors”) to the shareholders of the Company in connection with a solicitation of proxies for use at a Special Meeting of shareholders to be held at 1:00PM Central Standard Time on August 10, 2010, at the Company’s corporate headquarters located at 7500 College Blvd. Suite 500, Overland Park, KS 66210 and at any and all adjournments thereof.  This Proxy Statement and the accompanying materials are first being mailed to shareholders on or about July 30, 2010.

Entitlement to Vote

If you are a registered holder of shares of our (i) common stock, (ii) Series E Preferred Stock; (iii) Series F Preferred Stock; or (iv) Series G Preferred Stock, on the record date, you may vote those shares of our capital stock in person at the Special Meeting or by proxy in the manner described below under “Voting of Proxies.” If you hold shares of our common stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares.

Voting of Proxies

You may vote your shares at the Special Meeting by completing and returning the enclosed proxy card, or by voting in person at the Special Meeting. Additionally, you may be able to vote by phone or via the internet, as described below.

Whether or not you plan to attend the Special Meeting, please take the time to vote. Votes may be cast:

(a)	by traditional paper proxy card;

(b)	by phone;

(c)	via the Internet; or

(d)	in person at the Special Meeting.

You may revoke your proxy at any time before it is voted by:

(a)	filing a written notice of revocation of proxy with our corporate secretary at any time before the taking of the vote at the Special meeting;

(b)	executing a later-dated proxy relating to the same shares and delivering it to our corporate secretary at any time before the taking of the vote at the Special meeting; or

(c)
attending at the Special meeting, giving affirmative notice at the Special meeting that you intend to revoke your proxy and voting in person.  Please note that your attendance at the Special meeting will not, in and of itself, revoke your proxy.

All shares of common stock represented by properly executed proxies received at or prior to the Special Meeting that have not been revoked will be voted in accordance with the instructions of the stockholder who has executed the proxy.  If no choice is specified in a proxy, the shares represented by the proxy will be voted FOR an amendment to the Articles of Incorporation to (i) increase the number of authorized shares of our common stock from 200,000,000 to 900,000,000 shares of common stock, par value $0.01 per share, and (ii) effect a reverse stock split in a ratio ranging from one-for-ten to one-for-twenty of all our issued and outstanding shares of our common stock.  The shares represented by each proxy will also be voted for or against such other matters as may properly come before the Special Meeting in the discretion of the persons named in the proxy as proxy holders.  We are not aware of any other matters to be presented for action at the Special Meeting other than those described herein.

Any written revocation of proxy or subsequent later-dated proxy should be delivered to: Flint Telecom Group, Inc., 7500 College Blvd. Suite 500, Overland Park, KS 66210, Attn: Vincent Browne, Chief Executive Officer.

Please take a moment to read the instructions, choose the way to vote that you find most convenient and cast your vote as soon as possible.

Voting by Proxy Card

If proxies in the accompanying form are properly executed and returned, the shares of our common stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of our common stock represented by the proxies will be voted (i) FOR the increase in authorized common stock, (ii) FOR the reverse stock split, and (iii) in the discretion of the persons named in the enclosed form of proxy on any other proposals which may properly come before the Special Meeting or any adjournment or adjournments thereof. Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by the Secretary of the Company, by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting. The mere presence at the Special Meeting of the person appointing a proxy does not, however, revoke the appointment. IF YOU DECIDE TO VOTE BY PROXY, THE PROXY CARD WILL BE VALID ONLY IF YOU SIGN, DATE AND RETURN IT BEFORE THE SPECIAL MEETING TO BE HELD ON AUGUST 10, 2010.

Voting by Phone or via the Internet

If you are a stockholder of record (that is, if your shares of our stock are registered with us in your own name), you may vote by phone, or through the Internet, by following the instructions included with the enclosed proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote by phone or the Internet. If so, the voting form your nominee sent you will provide phone and Internet voting instructions. The last vote you submit chronologically (by any means) will supersede your prior vote(s). Also, if you vote by phone or the Internet, and later decide to attend the Special Meeting, you may cancel your previous vote and vote in person at the Special Meeting.

The deadline for voting by phone or through the Internet as a stockholder of record is 11:59 p.m., EDT, on August 9, 2010. For stockholders whose shares of our common stock are registered in the name of a broker or other nominee, please consult the voting instructions provided by your broker for information about the deadline for voting by phone or through the Internet.

Voting in Person

To vote in person, you must attend the Special Meeting and obtain and submit a ballot. Ballots for voting in person will be available at the Special Meeting. To vote by proxy, you must complete and return the enclosed proxy card in time to be received by us by the Special Meeting. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares of our common stock at the Special Meeting in accordance with the instructions you give on the proxy card.

Attendance at the Special Meeting will not, by itself, result in the revocation of a previously submitted proxy. Even if you are planning to attend the Special Meeting, we encourage you to submit the proxy card in advance to ensure the representation of your shares at the Special Meeting.

If you hold your shares with a broker and you do not tell your broker how to vote, your broker does not have the authority to vote because all proposals to be voted on at the Special Meeting are non-routine proposals; your broker only has the authority to vote on routine proposals.

Shares Entitled to Vote

The record date of stockholders entitled to notice of and to vote at the Special Meeting is the close of business on July 9, 2010 (“Record Date”).  On such date, the outstanding stock of the Company consisted of:

(a)	132,308,196 shares of common stock, par value $0.01, of the Company (“Common Stock”). Each share of Common Stock is entitled to one vote.

(b)	302,000 shares of Series E convertible preferred stock. Each share of Series E convertible preferred stock is entitled to one vote per share of preferred stock.

(c)	153,000 shares of Series F convertible preferred stock. Each share of Series F preferred stock is entitled to one vote per share of preferred stock.

(d)	153,780 shares of Series G convertible preferred stock. Each share of Series G preferred stock is entitled to one vote per share of preferred stock.

Votes Required

Proposal One – Increase in Authorized Shares: The affirmative vote of the holders of a majority of the shares of our common stock and Series E, F, and G preferred stock outstanding on the record date is required for the approval of the amendment to our Articles of Incorporation to effect an increase in the authorized number of shares of our common stock.  Stockholders may vote in favor of or against any of these proposals, or they may abstain.  Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, and will have the same effect as a vote against these proposals.

Proposal Two – Reverse Stock Split: The affirmative vote of the holders of a majority of the shares of our common stock and Series E, F, and G preferred stock outstanding on the record date is required for the approval of the amendment to our Articles of Incorporation to effect a reverse stock split in a ratio ranging from one-for-ten to one-for-twenty of all our issued and outstanding shares of our common stock.  Stockholders may vote in favor of or against any of these proposals, or they may abstain.  Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, and will have the same effect as a vote against these proposals.

Dissenters’ Rights

No dissenters’ rights apply to any of the proposals contained in this proxy statement.

Quorum

A quorum is necessary to hold a valid meeting of our stockholders.  The required quorum for the transaction of business at the Special Meeting is a majority of our issued and outstanding shares as of the record date.

In order to be counted for purposes of determining whether a quorum exists at the Special Meeting, shares must be present at the Special Meeting either in person or represented by proxy.  Shares that will be counted for purposes of determining whether a quorum exists will include:

(1)	shares represented by properly executed proxies for which voting instructions have been given, including proxies which are marked “Abstain” or “Withhold” for any matter;

(2)	shares represented by properly executed proxies for which no instruction has been given; and

(3)	broker non-votes.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker does not have discretionary authority to vote such shares.

Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in our proxy statement for the Special Meeting. To be eligible for inclusion in our 2010 Proxy Statement, any such proposals must be delivered in writing to our Corporate Secretary at 7500 College Blvd., Suite 500, Overland Park, KS 66210 no later than July 26, 2010, and must meet the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. The submission of a shareholder proposal does not guarantee that it will be included in our proxy statement.  Notice of a shareholder’s proposal submitted for consideration at the Special Meeting, which is not submitted for inclusion in our proxy statement, will be considered untimely on July 27, 2010,  and the persons named in the proxies solicited for the Special Meeting may exercise discretionary voting power with respect to any such proposal.

Other Matters

It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Special Meeting. If other matters are properly presented, however, the persons named as proxy appointees will vote in accordance with their best judgment on such matters. The grant of a proxy also will confer discretionary authority on the persons named as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting.

Communication with Board of Directors

Security holders can send communications to our Board of Directors by either telefax or regular mail at our headquarters. The correspondence should be addressed to Mr. Browne, the Chairman of the Board of Directors.

This Proxy Solicitation

We are sending you this proxy statement because our Board of Directors is seeking a proxy to vote your shares at the Special Meeting. This proxy statement is intended to assist you in deciding how to vote your shares. On July 30, 2010, we will begin mailing this proxy statement and the accompanying proxy card to all people who, according to our stockholder records, owned shares at the close of business on July 9, 2010. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of this proxy statement and proxy card so that such record holders could supply these materials to the beneficial owners as of July 9, 2010.

Proxies may also be solicited personally by our officers or directors at nominal cost. We may also retain, and pay a fee to, one or more other professional proxy solicitation firms to solicit proxies from our stockholders.  We will bear the entire cost of this proxy solicitation.

PROPOSAL 1:

AMENDMENT OF OUR AMENDED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 200,000,000 TO 900,000,000

We propose to amend Article IV of our Amended Articles of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 900,000,000. As amended, Article IV of our Restated Articles of Incorporation would read as set forth below:

“Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is: Nine Hundred Million (900,000,000) shares of $0.01 par value each, which shares shall be designated “Common Stock”; and Five Million (5,000,000) shares of $0.001 par value each, which shares shall be designated “Preferred Stock”, and which may be issued in one or more series at the discretion of the Board of Directors.  The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the power, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.  All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Nevada Business Corporation Act.”

As of July 9, 2010, we had 132,308,196 shares of common stock issued and outstanding and had reserved approximately 65,000,000 shares of common stock for issuance under existing convertible promissory notes and warrants, and reserved 8,500,000 shares of unvested common stock where vesting is contingent upon continued employment with or services to the Company.

Our authorized preferred stock of 5,000,000 shares would not be changed by this proposed amendment. As of July 9, 2010, we had 302,000 shares of Series E preferred stock issued and outstanding.  The Series E preferred stock has 1 vote for 1 share of preferred stock voting rights and is convertible into 10,981,818 shares of common stock. We also had 153,000 shares of Series F preferred stock issued and outstanding, which also has 1 for 1 voting rights and is convertible into common stock after the later of January 1, 2011 and the date on which the Company’s Articles of Incorporation shall have been amended to increase the number of total authorized shares of common stock to greater than 500,000,000 into 30,600,000 shares of common stock.  We also had 153,780 shares of Series G preferred stock issued and outstanding, which also has 1 vote for 1 preferred share voting rights and is convertible into 15,377,790 shares of common stock.  The rest of our preferred stock is undesignated. The Board of Directors, without stockholder approval, may issue the remaining 4,391,220 shares of preferred stock with voting and conversion rights that could materially and adversely affect the voting power of the holders of common stock, and could also decrease the amount of earnings and assets available for distribution to the holders of common stock.

The rights of additional authorized shares of common stock would be identical to the common shares now authorized.

The Board will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by the Certificate of Incorporation and applicable law and regulations. To the extent that the additional authorized shares are issued in the future, they will decrease your percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by you for your shares, could be dilutive to you and it could have a dilutive effect on our earnings per share, perhaps significantly. Holders of our common stock have no preemptive rights to subscribe for or purchase any additional shares of our common stock that may be issued in the future.

The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, we have executed a reserve equity financing agreement and a registration rights agreement with AGS Capital Group, LLC (“AGS”) which are included in our Form 8-K filed on June 23, 2010 (the “REF”).   For a period of 24 months from the effectiveness of a registration statement, we may, from time to time, at our discretion, and subject to certain conditions that we must satisfy, draw down funds under the REF by selling shares of our Common Stock to AGS up to an aggregate of $10.0 million, subject to various limitations that may reduce the total amount available to us. The purchase price of these shares will be between 50% and 5% of the lowest “VWAP” of the Common Stock during the pricing period (the “Pricing Period,”) which is the five consecutive trading days after we give AGS a notice of an advance of funds (an “Advance”), under the REF.  The “VWAP” means, as of any date, the daily dollar volume weighted average price of the Common Stock as reported by Bloomberg, L.P. or comparable financial news service.  The VWAP must be no less than $0.01 in order for us to draw down funds under the REF. Therefore, for example, the share requirement for a first advance of $250,000 under the REF would be approximately 50,000,000 shares based on an assumed VWAP of $0.01 less a 50% discount.

We believe that the proposed increase in the number of authorized shares of common stock is in the best interests of our stockholders. Additionally, it is important for the Board to have the flexibility to act promptly to meet future business needs as they arise. The Company requires sufficient shares, on a readily available basis, to maintain our financing and capital raising flexibility, fund acquisitions and mergers, enable the use of employee benefit plans such as the 2009 Restricted Stock Plan, provide for potential stock splits and dividends and for other proper business purposes. Having a limited number of shares available severely limits our flexibility and hinders our ability to raise capital, move quickly with respect to acquisition opportunities and attract and retain employees.

By having additional shares readily available for issuance, we will be able to act expeditiously without spending the time and incurring the expense of soliciting proxies and holding special meetings of stockholders. Except for the Reserve Equity Financing Agreement with AGS Capital described above, we have no present plans, agreements, commitments or understandings for the issuance or use of these proposed additional shares of common stock.

The future issuance of additional shares of common stock also could be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by our officers and directors to be opposed to such acquisition, which might be deemed to have an anti-takeover effect (i.e., might impede the completion of a merger, tender offer or other takeover attempt). Our management and Board could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of our independent stockholders. In fact, the mere existence of such a block of authorized but unissued shares, and the Board’s ability to issue such shares without stockholder approval, might deter a bidder from seeking to acquire our shares on an unfriendly basis. We have other provisions in our Amended Articles of Incorporation, Bylaws and credit agreements that could make it more difficult for a third party to acquire us. For example, our Amended Articles of Incorporation and Bylaws provide limitations on removing a director, the ability of the Board to issue preferred stock with such voting, dividend, liquidation and other terms as the Board determines, no cumulative voting for directors, special voting requirements for certain mergers and other business combinations and special procedures for calling special meetings of the stockholders, proposing matters for stockholder approval and nominating directors.

While the authorization of additional shares of common stock alone or together with the preceding provisions may have an anti-takeover effect, the Board does not intend or view the proposed increase in authorized common stock as an anti-takeover measure, nor are we aware of any proposed transactions of this type. We have no present plans or proposals to adopt any other provisions or enter into any other arrangements that may have material anti-takeover consequences. There are no agreements in effect to issue any additional shares; however, it is likely that additional shares will be issued in the future in order to provide financing and incentives to or employees.

Board Recommendation: The Board of Directors recommends that you vote “FOR” approval of Proposal 1 to amend our Amended Articles of Incorporation to increase the number of authorized shares of common stock to 900,000,000.

This Proposal 1 requires the affirmative “FOR” vote of a majority of the shares issued and outstanding and entitled to vote.

PROPOSAL 2:

AMENDMENT OF OUR AMENDED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT IN A RATIO RANGING FROM ONE-FOR-TEN TO ONE-FOR-TWENTY
OF ALL ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK

Introduction

We propose to amend our Amended Articles of Incorporation (the “Amendment”) to effect a reverse stock split, in a ratio ranging from one-for-ten to one-for-twenty, of all issued and outstanding shares of our common stock. The Board of Directors reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to abandon or to delay the reverse stock split, if at any time prior to the filing of the amendment it determines, in its sole discretion, that the reverse stock split would not be in the best interests of our stockholders.

The text that will be included in the Articles of Amendment to effect the reverse stock split in a ratio ranging from one-for-ten to one-for-twenty is as follows:

“As of the beginning of the first business day (the “Effective Date”) after the filing of this Amendment every [insert number ranging from ten to twenty] issued and outstanding shares of the Corporation’s Common Stock automatically shall be combined and reconstituted into one share of Common Stock, par value $0.01 per share, of the Corporation, thereby giving effect to a one-for-[insert number ranging from ten to twenty] reverse stock split without further action of any kind (the “Reverse Stock Split”). Each holder of a certificate or certificates that immediately prior to the Effective Date represented outstanding shares of Common Stock shall be entitled to receive, upon surrender of such certificates to the Corporation for cancellation, a certificate or certificates representing the number of whole shares (rounded up to the nearest whole shares) of Common Stock held by such holder on the Effective Date after giving effect to the Reverse Stock Split. No fractional shares of Common Stock shall be issued in the Reverse Stock Split; instead, stockholders who would otherwise be entitled to fractional shares will receive a share of common stock in lieu of such fraction. No other exchange, reclassification or cancellation of issued shares shall be effected by this Amendment.”

This proposal does not change the number of total authorized shares of common stock.  Upon this Amendment becoming effective, and if Proposal 4 regarding an increase in the number of authorized shares of common stock is not approved by the stockholders, the number of authorized shares of common stock would remain at 200,000,000 shares of common stock. If both this amendment and Proposal 4 become effective, the number of authorized shares of common stock would increase to 900,000,000 shares of common stock.

Examples. As of the Effective Date of the reverse stock split, all stockholders will own a proportionally reduced number of shares of common stock. For example, if a stockholder owned 1,000 shares of common stock immediately prior to the effective date, then the stockholder would own 100 shares of common stock as of the Effective Date if a one-for-ten reverse stock split became effective and 50 shares of common stock as of the Effective Date if a one-for-twenty reverse stock split became effective, which reflects the same proportional ownership interest in our shares of common stock because all stockholders would have the same reduction. As a further example, if a person held a warrant for 1,000 shares with an exercise price of $0.300 per share immediately prior to the effective date, the person would hold a warrant for 100 shares with an exercise price of $3.00 per share as of the Effective Date in the case of a one-for-ten reverse stock split, and 50 shares with an exercise price of $6.00 per share as of the Effective Date in the case of a one-for-twenty reverse stock split; in each case, however, the holder of the option or warrant must spend $300.00 to exercise the warrant in full. See “Principal Effects of a Reverse Stock Split — Common Stock” below. As discussed below under “Reasons For a Reverse Stock Split,” we expect the per share market price for our common stock to increase in approximate proportion to the reverse split, although there can be no assurance that it would do so.

Reasons for a Reverse Stock Split

As of June 25, 2010, our total market value was approximately $1.1 million and we had 132,308,196 shares of common stock issued and outstanding. On such date, the closing price for our common stock on the OTC Bulletin Board was $0.008 per share. We believe that a reverse stock split may be desirable because the increased market price of our common stock expected as a result of implementing a reverse stock split should encourage investor interest and trading in our common stock and improve the marketability and liquidity of our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We recognize that the liquidity of our common stock may be adversely affected by a reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. However, from June 1, 2009, through June 25, 2010, our daily trading volume has averaged approximately 280,247 shares, and we believe that there will be sufficient post-split shares to provide adequate liquidity for our stockholders. The Board of Directors believes that the anticipated higher market price may reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

We cannot predict, however, whether a reverse stock split would achieve the desired results. The price per share of our common stock is also a function of our financial performance and other factors, some of which may be unrelated to the number of shares outstanding. Accordingly, there can be no assurance that the closing bid price of our common stock after a reverse stock split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, or that any increase can be sustained for a prolonged period of time.

The proposed reverse stock split is not a first step in a “going-private” transaction.  At the present time, we have no intention of effecting such a transaction.

Principal Effects of a Reverse Stock Split

Common Stock

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If any proposed reverse stock split is implemented, our common stock will continue to be reported on the OTC Bulletin Board under the symbol “FLTT” but all open orders as of the effective date would be canceled by the OTCBB.

After the effective date of a reverse stock split, each stockholder will own a proportionally reduced number of shares of our common stock, as set forth in the examples above. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that a reverse stock split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by a reverse stock split other than as a result of the rounding up to one whole share of common stock in lieu of fractional shares. For example, stockholders are not currently entitled to cumulative voting rights and will not be entitled to such rights following the reverse stock split. Further, the number of stockholders of record will not be affected by a reverse stock split.

A reverse stock split will result in some stockholders — those currently owning fewer than 1,000 to 2,000 shares, depending on the reverse stock split ratio implemented — owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.

The proposed reverse stock split would not change the number of authorized shares of common stock, as designated by our Amended Articles of Incorporation.

For illustrative purposes, the following table, which is based on 133,074,440 shares of common stock issued and outstanding, approximately 255,000,000 shares of common stock outstanding and reserved for issuance as of July 9, 2010, approximates the effect on our common stock of the proposed one-for-ten to one-for-twenty reverse stock split, and taking into consideration whether Proposal 2 to increase the authorized number of shares of common stock is or is not approved by the stockholders.

		Prior to Reverse Stock Split		After Reverse Stock Split
	Current	If Proposal 1 is not approved	If Proposal 1 is approved	If Proposal 1 is not approved (1)		If Proposal 1 is approved (1)
Authorized Common Stock	200,000,000	200,000,000	900,000,000	200,000,000		900,000,000
Issued and Outstanding	133,074,440	133,074,440	133,074,440	13,307,444 – 6,653,722	(3)	13,307,444 – 6,653,722	(3)
Issued, Outstanding and Reserved for Issuance (2)	255,000,000	224,400,000	255,000,000	25,500,000 -12,750,000	(4)	25,500,000 - 12,750,000	(4)

(1)	Does not reflect the rounding up of fractional shares and resulting issuance of one additional share.

(2)
Includes 133,074,440 shares issued and outstanding, 6,158,457 shares to be issued upon the exercise of all of our outstanding warrants,  approximately 60,000,000 shares to be issued upon the conversion of all of our outstanding convertible promissory notes, and 56,959,784 shares to be issued upon conversion of all of our outstanding convertible preferred stock .

(3)	This number reflects the range of total shares that will be issued and outstanding after a reverse split of one-for-ten to one-for-twenty occurs.

(4)	This number reflects the range of total shares that will be issued, outstanding and reserved for issuance after a reverse split of one-for-ten to one-for-twenty occurs.

The effective increase in authorized shares of common stock that will result from the proposed reverse stock split could be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by our officers and directors to be opposed to such acquisition, which might be deemed to have an anti-takeover effect (i.e., might impede the completion of a merger, tender offer or other takeover attempt). Our management and Board could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of our independent stockholders. In fact, the mere existence of such a block of authorized but unissued shares, and the Board’s ability to issue such shares without stockholder approval, might deter a bidder from seeking to acquire our shares on an unfriendly basis. We have other provisions in our Amended Articles of Incorporation, Bylaws and credit agreements that could make it more difficult for a third party to acquire us. For example, our Amended Articles of Incorporation and Bylaws provide limitations on removing a director, the ability of the Board to issue preferred stock with such voting, dividend, liquidation and other terms as the Board determines, no cumulative voting for directors, special voting requirements for certain mergers and other business combinations and special procedures for calling special meetings of the stockholders, proposing matters for stockholder approval and nominating directors.

In addition, all outstanding warrants, convertible notes and other securities entitling their holders to purchase shares of our common stock would be adjusted as a result of any reverse stock split, as required by the terms of these securities. In particular, the exchange ratio for each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the one-for-two to one-for-five ratio of the reverse stock split, as set forth in the above example. Also, the number of shares reserved for issuance under the existing employee stock option plans, warrant and convertible notes would be reduced proportionally based on the one-for-ten to one-for-twenty ratio of the reverse stock split.

Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the one-for-two to one-for-five ratio, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive an additional share of common stock.

Implementation and Exchange of Stock Certificates

If our stockholders approve the proposal and our Board of Directors decides to effectuate a reverse stock split, we will file an amendment to our Amended Articles of Incorporation with the Secretary of State of Nevada. The reverse stock split will become effective at the time specified in the amendment — the next business day after the filing of the amendment — which we refer to as the Effective Date.

As of the Effective Date of the reverse stock split, each certificate representing shares of our common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by us after the Effective Date until they surrender their old stock certificates for exchange. All shares underlying options, warrants, convertible notes and other securities would also be automatically adjusted on the Effective Date.

Our transfer agent, Computershare Trust Company, Inc., would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the Effective Date, stockholders and holders of securities convertible into or exercisable for our common stock would be notified of the effectiveness of the reverse stock split. Stockholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates, which will bear a different CUSIP number, reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further action to effect the exchange of their shares. No new certificates would be issued to a stockholder until such stockholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the ratio of the reverse stock split. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Certain Federal Income Tax Consequences

The following is a summary of material United States federal income tax consequences of a reverse stock split. It does not address any state, local or foreign income or other tax consequences. It applies to you only if you held shares of pre-reverse stock split common stock and shares of post-reverse stock split common stock as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as (i) a dealer in securities or currencies, (ii) a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, (iii) a bank, (iv) a life insurance company, (v) a tax-exempt organization, (vi) a person who owns shares of common stock that are a hedge or that are hedged against interest rate risks, (vii) a person who owns shares of common stock as part of a straddle or conversion transaction for tax purposes, (viii) a foreign person, or (ix) a person whose functional currency for tax purposes is not the U.S. dollar. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, all of which are subject to change, possibly on a retroactive basis.

PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF A REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

Tax Consequences to Common Stockholders

This discussion applies only to United States holders. A United States holder, as used herein, is a stockholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to a reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

Tax Consequences to the Company

We should not recognize any gain or loss as a result of the proposed reverse stock split.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.01 per share after any reverse stock split. As a result, on the Effective Date of a reverse stock split, the stated capital on the Company’s balance sheet attributable to the common stock will be reduced proportionally, based on the ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The net income or loss per share of common stock and net book value will be increased because there will be fewer shares of the common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of a reverse stock split.

Dissenters’ Rights

Chapter 92A.300 – 92A.500, inclusive, of the Nevada Revised Statutes provides for dissenters’ rights for any amendment to the articles of incorporation that reduces the total number of shares owned by the stockholder to a fraction of a share, if the fractional share created by the amendment is to be acquired by us for cash. We are not acquiring any fractional shares for cash, but instead issuing a whole common share in lieu of any fractional shares.

Board Recommendation: The Board of Directors recommends a vote “FOR” approval of Proposal 2 to amend our Amended Articles of Incorporation to effect a reverse stock split, at the Board of Directors’ discretion, in a ratio ranging from one-for-ten to one-for-twenty, of all issued and outstanding shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 9, 2010, by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock, (ii) each of our directors and executive officers, and (iii) all directors and officers as a group.

For the purposes of the information provided below, shares that may be issued upon the exercise or conversion of options, warrants and other rights to acquire shares of our common stock that are exercisable or convertible within 60 days following July 9, 2010, are deemed to be outstanding and beneficially owned by the holder for the purpose of computing the number of shares and percentage ownership of that holder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Title of Class	Name And Address of Beneficial Owners* (1)	Number of Shares	Percent of Class

Common	Flint Telecom, Ltd. (2) Carrick House 49 Fitzwilliam Square Dublin 2 Ireland	21,003,139	15.87%

Common	Michael Butler (3) Carrick House 49 Fitzwilliam Square Dublin 2 Ireland	14,890,982	10.24%

Common	AGS Capital Group, LLC 2 Water St., Ste. 17G New York, NY 10004	11,744,480	8.65%

	Named Executives

Common	Vincent Browne (4)	10,161,468	7.19%

Common	Bernard A. Fried	--	--

	All Officers and Directors as a Group (2 Persons) (5)	10,161,468	7.19%

* Unless otherwise indicated, all addresses are c/o Flint Telecom Group, Inc., 7500 College Blvd., Suite 500, Overland Park, KS 66210

(1)
This table is based upon information supplied by the named executive officers, directors and 5% stockholders, including filings with the Securities and Exchange Commission (the “SEC”) and information supplied from Computershare, our transfer agent.  Unless otherwise indicated in these notes and subject to the community property laws where applicable, each of the listed stockholders has sole and investment power with respect to the shares shown as beneficially owned by such stockholder.  The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to convertible promissory notes, convertible preferred stock and warrants held by the person or group in question, which may be exercised or converted on July 9, 2010 or within 60 days thereafter.

(2)
Vincent Browne, our CEO, is an executive officer, director and partial owner of Flint Telecom, Ltd., and Michael Butler, a 5% or greater beneficial owner, is also a partial owner of Flint Telecom, Ltd.

(3)
Includes 6,232,000 common shares held directly, 8,569,742 common shares held indirectly through Mr. Butler’s ownership in Flint Telecom, Ltd. and 89,240 common shares held indirectly through his wife. Also includes 302,000 shares of Series E preferred stock that are currently convertible into 10,981,818 common shares.

(4)
Includes 2,597,000 shares held directly, 937,500 shares that have vested out of the 2,500,000 shares that vest quarterly at each annual anniversary over a period of four years from October 1, 2008, and 6,626,968 shares held indirectly through Mr. Browne’s ownership in Flint Telecom, Ltd. The 2,597,000 shares held directly have been pledged as security.

(5)	Includes the shares listed above as beneficially owned by the above listed Named Executive Officers.

EXECUTIVE COMPENSATION

The following table summarizes the total compensation paid to, earned or received by our Named Executive Officers, who are the Chief Executive Officer and the three other executive officers who received annual remuneration in excess of $100,000 during the last two fiscal years ending June 30, 2010 and 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Vincent Browne, Chief Exec. Officer	2010	60,000	(1)	--	468,750	(2)	--	--	--	--		528,750
	2009	146,588	(1)	--	351,563	(2)	--	--	--	--		498,151
Bill Burbank, President	2010	62,715	(3)	--	760,000	(4)				320,000	(5)	1,142,715
	2009	77,262	(3)	--	95,000	(4)	--	--	--	--		172,262
Stephen Keaveney, Chief Financial Officer	2010	60,000	(6)	--	109,375	(7)						169,375
	2009	60,000	(6)	--	109,375	(7)	--	--	--	--		169,375
Anthony LaPine, Executive Director	2010	40,000		--	--		--	--	--	--		40,000
	2009	115,000	(8)	--	2,631,000	(9)	--	--	--	--		2,746,000

(1)	Actual annual salary as of October 6, 2008, per Mr. Browne’s employment agreement, is $180,000.

(2)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year 2010 and 2009, respectively, in accordance with FAS 123R, relating to 2,500,000 shares of restricted common stock granted on October 6, 2008 and vesting over a period of four years.

(3)
Actual annual salary, per Mr. Burbank’s employment agreement, is $186,000; however, while Mr. Burbank continues to serve as an Officer of China Voice Holding Corp. (CHVC) 10% of monthly base salary is reimbursed by CHVC.  Mr. Burbank’s start date with the Company was January 29, 2009.  On February 4, 2010, Mr. Burbank resigned from his respective executive officer positions and from the board of directors of the Company.

(4)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year 2010 and 2009, respectively, in accordance with FAS 123R, relating to 2,000,000 shares of restricted common stock granted on January 29, 2009, vesting over a period of four years.

(5)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year 2010 relating to 4,000,000 shares of restricted common stock granted on February 4, 2010 as part of Mr. Burbank’s separation.

(6)
Actual annual salary, per Mr. Keaveney’s employment agreement that went effective as of March 1, 2009, is $180,000 per year. On February 4, 2010, Mr. Keaveney resigned from his respective executive officer positions and from the board of directors of the Company.

(7)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year 2010 and 2009, respectively, in accordance with FAS 123R, relating to 3,500,000 shares of restricted common stock granted on March 1, 2009 and vesting over a period of four years.

(8)
Represents the actual amount paid under Mr. LaPine’s employment agreement that we assumed on October 1, 2008 as part of the reverse merger with Semotus. On February 17, 2010, Mr. LaPine resigned from his respective executive officer positions and from the board of directors of the Company.

(9)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year 2009 in accordance with FAS 123R, relating to 3,508,000 shares of restricted common stock granted and immediately vested on October 1, 2008.

Vincent Browne

Mr. Browne has a four year employment agreement that went effective on October 6, 2008. Mr. Browne receives salary in the amount of $180,000 per year, which shall immediately increase to $240,000 when the Company achieves sustainable profitability for one quarter, and Mr. Browne was issued 2,500,000 shares of restricted common stock vesting over a period of four years, such that ¼ of the shares shall vest at his first annual anniversary date, and quarterly thereafter so that 100% of the shares shall be fully vested at his four year anniversary with the Company. If Mr. Browne’s employment is terminated by the Company without cause or by Mr. Browne for good reason as provided in the Agreement, or if the Company is acquired or dissolves and a new employment agreement satisfactory to Mr. Browne cannot be reached (a “Severance Event”), all stock of the Company then owned by Mr. Browne which are unvested shall become immediately fully vested, and the Company shall pay to Mr. Browne severance pay equal to the remaining years and/or months of his then current base salary that are due, based on a four year agreement term. If a Severance Event occurs, Mr. Browne would receive between $720,000 (using a Severance Event date of October 6, 2009 and the maximum potential base salary of $240,000) and $0 (using a Severance Event date of October 6, 2012), depending on the actual date the Severance Event actually occurs.

Bernard A. Fried

Effective February 23, 2010, Bernard A. Fried was elected as President and Chief Operating Officer of the Company, and was appointed as a member of the Board of Directors. Flint entered into an employment agreement with Mr. Fried, effectuating the following:  (i) Mr. Fried’s title is President and COO of Flint; (ii) Mr. Fried was appointed as a member of Flint’s Board of Directors, (iii) Mr. Fried will receive a salary in the amount of $186,000 per year, and (iv) Mr. Fried was issued 6,000,000 shares of restricted common stock vesting over a period of four years, such that ¼ of the shares shall vest at the first annual anniversary of the Effective Date, and quarterly thereafter so that 100% of the shares shall be fully vested at his four year anniversary with Flint.

Mr. Fried currently also serves as managing member of FCI Companies, LLC, a successor company to Fried Consulting, Inc.  Previously, he served as Vice President and Managing Director of Condado Group, Inc., a customer relationship management and call center consulting firm.  Prior to joining Condado Group, Mr. Fried was President of Fried Consulting, Inc, a call center and telecommunications consulting firm.  During his career, he has held numerous executive positions in the call center, telecommunications, and biometric industries.  Mr. Fried currently also serves on the Board of Directors of the United States Internet Industry Association, and is a former board member of Ascent (which merged into Comptel), one of the primary associations for the wholesale telecommunications industry.  Mr. Fried also currently teaches management and leadership courses in the School of Professional and Graduate Studies at Baker University in Kansas.  Mr. Fried received his MBA, with distinction, from Pace University in New York.

 Outstanding Equity Awards at 2010 Fiscal Year-End:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Number of Shares or Units of Stock That Have Vested (#)	Market Value of Shares or Units of Stock That Have Vested ($)

Vincent Browne	--	--	--	--	--	1,562,500	(1)	6,250	(4)	937,500	3,750(4)

Bill Burbank	--	--	--	--	--	--		--		6,000,000 (2)	24,000(4)

Bernard A. Fried	--	--	--	--	--	6,000,000	(3)	24,000	(4)	--	--

(1)
These shares vest annually over a period of four years starting October 6, 2008, provided the executive is employed with the Company at the time of vesting, such that ¼ vest at the first annual anniversary and quarterly each year thereafter so that all shares are vested as of October 6, 2012.

(2)
On February 4, 2010, Mr. Burbank resigned from his respective executive officer positions and from the board of directors of the Company.  As part of Mr. Burbank’s separation, we accelerated 1,500,000 shares of his unvested restricted stock and granted and issued 4,000,000 additional shares of immediately vested restricted common stock, for a total of 5,500,000 shares of restricted common stock.  Additionally, 500,000 vested on January 29, 2010.

(3)
These shares vest annually over a period of four years starting February 23, 2010, provided the executive is employed with the Company at the time of vesting, such that ¼ vest at the first annual anniversary and quarterly each year thereafter so that all shares are vested as of February 23, 2014.

(4)	The Market Value is based on $0.004 per share, which was the closing price of the common stock on June 30, 2010.

Stock Plans

We currently have one authorized stock option plan, the 2005 Stock Option Plan, which will terminate in July of 2015, and one restricted stock plan, the 2009 Restricted  Stock Plan.  Descriptions of the Stock Plans are located under Footnote 17 of our SEC Form 10K for the fiscal year ended 2009 filed on October 13, 2009.

Summary Information Concerning Stock Plans

The following table sets forth certain information relating to our stock plans as of June 30, 2010:

Equity Compensation Plan Information

Plan Category	Plan Name	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation plans approved by security holders	The 2005 Stock Option Plan	1,163,750	$0.39	931,275

The following table sets forth certain information relating to our 2009 Restricted Stock Plan:

Plan Category	Plan Name	Number of securities granted but unvested	Number of securities granted and vested	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in columns (a) and (b))
Equity Compensation plans approved by security holders	The 2009 Restricted Stock Plan	10,062,500	18,635,000	6,302,500

DIRECTOR COMPENSATION

Except for discretionary grants of stock or stock options, our directors are usually not compensated for their services as directors. Directors who are employees are eligible to participate in our equity incentive plan. The following table summarizes data concerning the compensation of our directors for the fiscal year ended June 30, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Lanz	--	16,000	--	(1)	--	--	--	16,000

Michael Butler (2)	--	140,625	--	(2)	--	--	--	140,625

(1)
Represents the dollar amount recognized for financial statement reporting purposes with respect to 200,000 shares of restricted common stock granted to Mr. Lanz on February 4, 2010.  On February 4, 2010, Mr. Lanz resigned from his position on the board of directors of the Company.

(2)
Represents the dollar amount recognized for financial statement reporting purposes, relating to 375,000 shares of restricted common stock which vested during the fiscal year ended June 30, 2010.  On May 14, 2010 Mr. Butler resigned from his position on the board of directors of the Company.

Indebtedness of Directors, Officers and Others

Our directors, senior officers, and their associates were not indebted to us or to any of our subsidiaries at any time since the beginning of our last completed fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All related party transactions are reviewed and approved by our board of directors.  All of the related party transactions described below were reviewed and approved through unanimous written consent in lieu of holding a board meeting.

Michael Butler Debt Restructure
We had a number of loans outstanding from Mr. Butler, one of our board members as of March 31, 2010, for which we issued various promissory notes, convertible promissory notes, warrants and shares of restricted common stock to him as consideration.  As of December 31, 2009, the total outstanding balance on all of Mr. Butler’s loans were approximately $4,100,000.  Subject to an agreement that was executed December 31, 2009 that became effective February 5, 2010 we executed a settlement agreement with Mr. Butler in which all of Mr. Butler’s loans to Flint were cancelled in exchange for 302,000 shares of Series E preferred stock of Flint, valued at €10.00 per share, having the following material terms:

1.	Yielding a 14% annual dividend payment, payable monthly in Euros, from February 28, 2010;

2.	Convertible at any time into that number of shares of Common Stock as is determined by the quotient of (i) €10.00 over (ii) the Conversion Price in effect at the time of conversion.

a.	The Conversion Price has a 20% discount to the Market Price at time of conversion and subject to a minimum conversion price of $0.275 per Common Share

b.	Market Price means the average closing price of Flint’s common stock over the twenty trading days preceding the conversion request date

c.	The common stock issued at the time of conversion will be restricted stock and subject to SEC 144 Rule

d.	Based on the minimum conversion price, Mr. Butler would receive 10,981,818 shares of common stock if all preferred shares were converted into common stock.

3.	The Preference Shares will be transferable at Mr. Butler’s discretion, after giving Flint a right of first refusal;

4.	A penalty rate of 0.5% per month on the total amount outstanding will apply for dividend payments that are more than 10 days late, and will continue to apply until default payments are caught up.

Mr. Butler has the right to rescind this agreement in the event that we should enter into a voluntary or involuntary bankruptcy.  We have therefore classified these shares of Series E Convertible Preferred as a separate line item on our Balance Sheet under current liabilities as “Preferred Convertible Note Payable –related party, net of discount”.

The foregoing description of the Settlement Agreement and Certification of Designation of Series E Preferred Stock are qualified in their entirety by reference to the full text of those agreements, which were attached to an SEC Form 8-K that was filed on February 11, 2010.

SEL Nominess:
On March 8, 2010 SEL Nominees Ltd. (“SEL”) loaned us $58,000 and we issued a $58,000 convertible promissory note accruing interest at a rate of eighteen percent (18%) per annum, with interest only payments due each month and a maturity date of March 2011, and having a variable conversion price of 50% of the Market Price. “Market Price” means the average of the lowest three (3) Trading Prices for the common stock during the ten (10) Trading Day period ending one Trading Day prior to the date the Conversion Notice is sent. The terms and conditions of this Note is qualified in its entirety by reference to the full text of the Note, which was attached as Exhibit 4.3 to our SEC Form 10Q filed on march 25, 2010.

 On March 12, 2010 SEL loaned us $40,000 and we issued a $40,000 convertible promissory note accruing interest at a rate of eighteen percent (18%) per annum with interest only payments due each month and a maturity date of March 2011, and having a variable conversion price of 50% of the Market Price. “Market Price” means the average of the lowest three (3) Trading Prices for the common stock during the ten (10) Trading Day period ending one Trading Day prior to the date the Conversion Notice is sent. The terms and conditions of this Note is qualified in its entirety by reference to the full text of the Note, which was attached as Exhibit 4.4 to our SEC Form 10Q filed March 25, 2010. SEL is a related party due to the fact that SEL is controlled by Mr. Butler, one of our board members as of March 31, 2010.

CHVC
Effective as of May 28, 2010, we executed a settlement agreement with China Voice Holding Corp. (CHVC) whereby CHVC has agreed to, among other things, cancel and terminate any and all rights it has under its $7,000,000 promissory note issued by Flint (the “Note”) and the Series C Preferred Shares of Flint (the “Preferred Shares”), including the repayment of any and all principal amounts underneath the Note and the Preferred Shares, and to return 15,800,000 shares of Flint’s common stock to Flint (thereby allowing CHVC to keep 5,200,000 shares of Flint’s common stock), and in exchange Flint has agreed to pay a total of $1,520,242 to CHVC through installment payments over a period commencing August 31, 2010 and ending May 31, 2011 and abandon its claim to 15,000,000 shares of CHVC’s common stock.

Flint Telecom Ltd.
Flint Telecom Ltd, which is controlled by Mr. Browne, Flint’s CEO, has a loan balance of $55,325 at March 31, 2010.  During the nine months ended March 31, 2010, Flint Telecom Ltd. assigned a portion, $147,175, of its $202,500 promissory note to a number of unrelated third parties.   This note has a 15% interest rate and originally matured on March 30, 2009 but was extended to September 30, 2011.  The loan does not include charges for management fees earned by Flint Telecom, Ltd., which during the nine months ended March 31, 2010 and 2009 were $450,000 and $286,205, respectively.  $280,000 of these management fees were reclassified as note payables and assigned to third parties.  See Note 13 for more details on these transactions. The management fees are for the executive, operating and financial services provided by Flint Telecom, Ltd. to us.   The loan is for working capital needed for our operations. Flint Telecom, Ltd. was also issued warrants on September 30, 2008 exercisable into 1,202,500 common shares at $0.50 per share which expire on September 30, 2011. Flint Telecom, Ltd. also has a direct equity investment in us.

Misc. Loans from other Officers
During the fiscal year ended March 31, 2010, Mr. Keaveney, our CFO at the time, loaned $75,000 to us and we issued to him a promissory note in the amount of $75,000, due and payable with a cash fee of $10,000 on or before October 24, 2009.  As of the date of this filing, this note has not yet been repaid and Mr. Keaveney is entitled to one additional $10,000 payment for a total of $95,000. Additionally, during the fiscal year ended March 31, 2010, Mr. Burbank loaned $100,000 to us.  This loan bears no interest or contains any additional cash fees.  This loan is due on demand by Mr. Burbank.   The balance of the loan as of June 30, 2010 was $100,000.

Separation Agreement with Bill Burbank:
Bill Burbank resigned as the President and Chief Operating Officer of the Company, effective February 4, 2010.  In connection with Mr. Burbank’s resignation, the Company entered into a Separation Agreement with Mr. Burbank (the “Separation Agreement”), effective February 5, 2010.  The Separation Agreement provides that Mr. Burbank will be paid an aggregate of approximately $150,000 in cash and $842,500 worth of shares of restricted common stock, consisting of:
•	payment for past wages owed, of approximately $45,785;
•	repayment for various loans made to the Company, in the amount of $100,000;
•	reimbursement for approved expenses in an amount that has yet to be determined;
•	all such cash payments as listed above shall be paid in the future as funds become available;

•
acceleration of 1,500,000 shares of his unvested restricted stock and the grant and issuance of 4,000,000 additional shares of immediately vested restricted common stock, for a total of 5,500,000 shares of restricted common stock.  Additionally, 500,000 vested on January 29, 2010. The 2,000,000 previously issued shares that vested were valued at $0.38 per share (date of original grant).  The closing price of our common stock on February 5, 2010 was $0.08 per share, and therefore the additional 4,000,000 shares were valued at $320,000, for a total fair market value of these shares was $842,500.

CORPORATE GOVERNANCE INFORMATION

Code of Ethics

 We have adopted a code of ethics that applies to all of our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer. We have also adopted a code of ethics that applies specifically to our principal executive officer and senior financial officers.  Copies of our two codes of ethics are available on our website at www.flinttel.com, the content of which website is not incorporated by reference into, or considered a part of, this document.

Stockholders can access our corporate governance information, including our Code of Ethics for Principal Executive Officers and Senior Financial Officers and the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, at our website, www.flinttel.com, the content of which website is not incorporated by, referenced into, or considered a part of, this document. However, due to the fact that as of October 1, 2008 only one of our board members is considered independent, our compensation committee, nominating and corporate governance committees were not continued are not currently active; instead, the full board has taken on the responsibilities of these committees.

By order of the Board of Directors

/s/ Vincent Browne
Vincent Browne
Chairman and Chief Executive Officer

                                 Overland Park, Kansas
                                 July 2, 2010